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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of SEQUUS Pharmaceuticals, Inc. (formerly Liposome Technology, Inc.) for the registration of 5,760,039 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 1995, except as to Note 7, as to which the date is March 30, 1995, with respect to the financial statements of SEQUUS Pharmaceuticals, Inc. (formerly Liposome Technology, Inc.) included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                                        Ernst & Young LLP


Palo Alto, California
June 23, 1995